UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2007 (February 14, 2007)

SEITEL, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-14488	76-0025431
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10811 S. Westview Circle Drive Building C, Suite 100 Houston, Texas	77043
(Address of Principal Executive Offices)	(Zip Code)

(713) 881-8900

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

On February 14, 2007, Seitel, Inc. (“Seitel”) completed its merger (the “Merger”) with Seitel Acquisition Corp. (“Merger Sub”) pursuant to which Seitel, as the surviving corporation in the Merger, has been acquired by Seitel Holdings, Inc., a Delaware corporation, formerly known as Seitel Holdings, LLC (“Parent”), which is affiliated with ValueAct Capital Master Fund, L.P. (“ValueAct Capital”). A copy of the press release dated February 14, 2007, announcing the closing of the Merger, the tender offer for Seitel’s 11.75% Senior Notes due 2011 and related transactions, is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 1.01	Entry into a Material Definitive Agreement

1. 9.75% Senior Notes due 2014.

General

On February 14, 2007, Seitel issued $400.0 million aggregate principal amount of its 9.75% Senior Notes due 2014 (the “Senior Notes”). The Senior Notes were issued pursuant to an Indenture dated as of February 14, 2007 (the “Indenture”) by and among Seitel, the Guarantors (as defined below) and LaSalle Bank National Association, as trustee. In connection with the closing under the Indenture, the Senior Notes were sold in a private placement and resold by the initial purchasers to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933 (the “Securities Act”) and to non-U.S. persons pursuant to Regulation S of the Securities Act.

Use of Proceeds

The net proceeds from the sale of the Senior Notes, together with a cash and equity investment by ValueAct Capital and equity investment in the Parent by certain management investors, were used to finance the Merger and related financings, including the tender offer for Seitel’s 11.75% Senior Notes due 2011 (the “Transactions”) and pay fees and expenses related to the Transactions.

Guarantees

The Senior Notes are guaranteed, jointly and severally (each, a “Guarantee”), by each of Seitel’s domestic subsidiaries existing on the issue date (each, a “Guarantor”).

Ranking

The Senior Notes are general unsecured unsubordinated obligations of Seitel. The Senior Notes will rank senior in right of payment to all future obligations of Seitel that, by their terms, are expressly subordinated in right of payment to the Senior Notes and pari passu in right of payment with all existing and future unsecured obligations of Seitel that are not so subordinated. Each Guarantee is a general unsecured obligation of the Guarantor thereof and will rank senior in right of payment to all future obligations of such Guarantor that, by their terms, are expressly subordinated in right of payment to such Guarantee and pari passu in right of payment with all existing and future unsecured obligations of such Guarantor that are not so subordinated.

The Senior Notes and each Guarantee are effectively subordinated to secured indebtedness of Seitel and the applicable Guarantor to the extent of the value of the assets securing such indebtedness. The Loan Agreement (as defined below under Section 3 of this Item 1.01) is secured by substantially all of the assets of Seitel and its domestic subsidiaries.

Optional Redemption

Ordinary Redemption

Seitel may redeem the Senior Notes, in whole or in part, at any time on or after February 15, 2011. The redemption price for the Senior Notes (expressed as a percentage of principal amount) will be as follows, plus accrued and unpaid interest to the redemption date, if redeemed during the 12-month period commencing on any year set forth below:

Year	Redemption Price
2011	104.875%
2012	102.438%
2013 and thereafter	100.000%

At any time prior to February 15, 2011, the Senior Notes may also be redeemed by or on behalf of Seitel, in whole or in part, at Seitel’s option, at a price equal to 100% of the principal amount thereof plus the Applicable Premium (as defined in the Indenture) as of, and accrued but unpaid interest, if any, to, the date of redemption.

Redemption with Proceeds of Equity Offering

At any time prior to February 15, 2010, Seitel may, on any one or more occasions, redeem up to 35% of the aggregate principal amount of the Senior Notes issued under the Indenture with the net cash proceeds of one or more equity offerings at a redemption price (expressed as a percentage of principal amount) of 109.75% of their principal amount plus accrued and unpaid interest to the redemption date; provided that at least 65% of the aggregate principal amount of the Senior Notes originally issued remains outstanding immediately after each such redemption and notice of any such redemption is mailed within 90 days of the closing of each such equity offering.

Change of Control

Upon the occurrence of any change of control, each holder of Senior Notes will have the right to require that Seitel offer to purchase that holder’s Senior Notes for a cash price equal to 101% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase.

Covenants

In the Indenture, Seitel has agreed to covenants that limit its and the Guarantors’ ability, among other things, to incur additional indebtedness and issue certain preferred stock; pay dividends, acquire shares of capital stock, make payments on subordinated debt or make investments; guarantee indebtedness; sell or exchange assets, including capital stock of the Guarantors; enter into transactions with affiliates; create certain liens; engage in unrelated businesses; and engage in certain consolidations, mergers or transfers of assets.

Events of Default

The Indenture contains customary events of default which, should one or more of them occur and be continuing, would permit the trustee or holders of at least 25% in aggregate principal amount of the Senior Notes then outstanding and the trustee, to declare all amounts owing under the Senior Notes to be due and payable immediately.

2. Registration Rights Agreement regarding the Senior Notes

Seitel and the Guarantors have entered into a registration rights agreement (the “Registration Rights Agreement”) with Morgan Stanley & Co. Incorporated, Deutsche Bank Securities Inc. and UBS Securities LLC, as the initial purchasers of the Senior Notes, for the benefit of the holders of the Senior Notes, pursuant to which Seitel and the Guarantors will, at their cost, (i) file a registration statement with the Securities and Exchange Commission with respect to a registered exchange offer to exchange the Senior Notes for new notes of Seitel having terms identical in all material respects to the Senior Notes, but without transfer restrictions and (ii) use their reasonable best efforts to file such registration statement within 180 days after the closing date of the Merger and to cause such registration statement to be declared effective under the Securities Act of 1933, as amended, and the rules promulgated thereunder, and to consummate the exchange offer not later than 240 days after the closing date of the Transactions. Upon the effectiveness of the registration statement, Seitel must promptly commence the exchange offer and keep it open for not less than 20 business days (or longer if required by applicable law including in accordance with the requirements of Regulation 14E under the Securities Exchange Act of 1934, as amended) after the date notice of the exchange offer is first mailed, sent or given to the holders of the Senior Notes.

If on or prior to the 240th day after the closing date of the Transactions the registered exchange offer is not consummated, additional cash interest on the Senior Notes will become payable by Seitel. The rate of additional interest will be 0.25% per annum for the first 90-day period immediately following the occurrence of the registration default, increasing by an additional 0.25% per annum with respect to each subsequent 90-day period up to a maximum amount of additional interest of 1.0% per annum.

3. Senior Secured Credit Facility

Overview

On February 14, 2007, Seitel and certain of its subsidiaries, as borrowers, entered into an Amended and Restated Loan and Security Agreement (the “Loan Agreement”) for a new Senior Secured Credit Facility (the “Facility”) with Wells Fargo Foothill, Inc. (“Wells Fargo”) with a maximum credit amount of $25.0 million, subject to certain borrowing base limitations. The Facility includes a letter of credit sub-limit up to $10.0 million. All obligations under the Facility are unconditionally guaranteed by each of Seitel’s domestic subsidiaries that are not borrowers under the Facility, subject to customary exceptions, exclusions and release mechanisms. The Facility is secured by a lien on substantially all of the assets of Seitel and its domestic subsidiaries.

Availability

Outstanding balances under the Facility are not to exceed at any time the lesser of (i) $25.0 million, (ii) 75% of the borrower’s trailing twelve months’ Cash Margin (as defined in the Loan Agreement) and (iii) 85% of eligible Short-Term Accounts (as defined in the Loan Agreement) plus the lesser of (a) 50% of eligible Long-Term Accounts (as defined in the Loan Agreement) and (b) $7.5 million, plus $15.0 million; in all cases less applicable reserves.

Interest Rate and Fees

The loans under the Facility will, at the option of Seitel, bear interest per annum at the following rates:

•

a LIBOR-based rate, which is equal to 2.5% plus the greater of: (i) the rate per annum determined by Wells Fargo in accordance with its customary procedures, at which deposits are offered to major banks in the London interbank market, adjusted by the reserve percentage prescribed by governmental authorities as described by Wells Fargo, for an interest period of one, two or three months; and (ii) 4.0%; or

•	an alternate base rate, which will be 0.75% plus the greater of: (i) the prime lending rate as publicly announced from time to time by Wells Fargo Bank, N.A.; and (ii) 6.0%.

Voluntary Prepayments

Seitel may prepay borrowings under the Facility in part without premium or penalty. The Facility may be prepaid and the commitments terminated in whole at any time upon prior written notice of not less than five days, so long as Seitel pays to Wells Fargo the applicable termination fee.

Mandatory Prepayments

Seitel must prepay borrowings under the Facility in an amount equal to the amount by which the loans exceed the borrowing base.

Covenants

The Facility contains customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and acquisitions, liens, change of control and dividends and other distributions. The Facility also requires Seitel to comply with a minimum cash margin and a limitation on annual capital expenditures.

Maturity

The Facility matures on February 14, 2010.

4. Advisory Agreement

In anticipation of the consummation of the Merger, the issuance of the Senior Notes and the entry into the Facility, Merger Sub entered into an advisory agreement (the “Advisory Agreement”) on January 30, 2007 with Parent and ValueAct Capital, pursuant to which ValueAct Capital and Parent may provide financial, advisory and consulting services to Seitel following the consummation of the Transactions. Following the consummation of the Merger, Seitel, as the surviving corporation, succeeded to all liabilities and obligations of Merger Sub, including those under the Advisory Agreement. There are no minimum levels of service required to be provided pursuant to the Advisory Agreement. The services that may be provided include executive and management services, support and analysis of financing alternatives and assistance with various finance functions. In exchange for these services, Parent and ValueAct Capital will be reimbursed for all of their reasonable out-of-pocket expenses, including their expenses related to the Transactions. The Advisory Agreement has an initial term of ten years and automatically renews for successive one-year terms, subject to termination by either party upon written notice 90 days prior to the expiration of the initial term or any extension thereof. The Advisory Agreement includes customary indemnification provisions in favor of ValueAct Capital.

Item 2.01	Completion of Acquisition or Disposition of Assets

On February 9, 2007, the stockholders of Seitel approved and adopted the Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 31, 2006, by and among Seitel, Merger Sub and Parent, pursuant to which Merger Sub merged with and into Seitel, with Seitel continuing as the surviving corporation. On February 14, 2007, the Merger was consummated. As a result of the Merger, Seitel is a wholly-owned subsidiary of Parent. Pursuant to the terms of the Merger Agreement, former Seitel common stockholders received $3.70 in cash, without interest, in exchange for each share of Seitel common stock held by them immediately prior to the effective time of the Merger.

A copy of the Merger Agreement was filed as Exhibit 2.1 to Seitel’s Current Report on Form 8-K filed November 2, 2006 and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure under Sections 1 and 2 of Item 1.01 of this report relating to the Senior Notes and the Loan Agreement is incorporated by reference into this Item 2.03.

Item 5.01	Changes in Control of Registrant

The disclosure contained in the Introductory Note, under Item 2.01 of this report relating to the Merger and under Section 1 of Item 1.01 of this report relating to the use of the net proceeds from the sale of the Senior Notes is incorporated by reference into this Item 5.01.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

In connection with the Merger and pursuant to the terms of the Merger Agreement, each of Fred S. Zeidman, Ned S. Holmes, Charles H. Mouquin, C. Robert Black, Kevin S. Flannery, and Jay H. Golding resigned from the board of directors of Seitel. Following the Merger, the directors of Merger Sub (Robert D. Monson, Peter H. Kamin, Gregory P. Spivy and Jeffrey W. Ubben) became the directors of Seitel.

Additionally, in connection with the Transactions, on January 30, 2007, Merger Sub entered into employment agreements with Robert D. Monson, Kevin P. Callaghan and William J. Restrepo that were conditioned upon the consummation of the Transactions. Upon the closing of the Transactions, the former employment agreements between Seitel and each of Messrs. Monson, Callaghan and Restrepo were superseded by the new employment agreements, which were assumed by Seitel in connection with the Merger.

The new employment agreements provide that Mr. Monson will continue as the President and Chief Executive Officer of Seitel, Mr. Callaghan will continue as the Chief Operating Officer of Seitel and Mr. Restrepo will continue as the Chief Financial Officer of Seitel. Each of the new employment agreements provides for an initial term of two years with a mechanism providing automatic one-year extensions. The agreements provide for an initial annual base salary of $600,000 (in the case of Mr. Monson), $446,000 (in the case of Mr. Callaghan) and $312,000 (in the case of Mr. Restrepo), subject to increase by the board of directors of Seitel or its compensation committee, and an annual cash bonus of up to 158% (in the case of Mr. Monson) and up to 110% (in the case of Messrs. Callaghan and Restrepo) of such employee’s base salary under Seitel’s annual incentive plan. Under the new agreements, the employee is entitled to receive options to purchase outstanding common stock of Parent amounting to 3% (in the case of Mr. Monson) or 1% (in the case of Messrs. Callaghan and Restrepo) of the equity of Parent as of the closing date of the Merger, which are to vest 25% annually.

Upon a termination without cause, voluntarily or involuntarily, following a change in control, Mr. Monson would be entitled to receive three times his base salary and target bonus and each of Messrs. Callaghan and Restrepo would be entitled to receive two times his base salary, each payable in a lump sum, all of each of the employees’ equity awards would immediately vest and he and his eligible dependents would continue to participate in group medical and dental plans for twelve months. Upon a termination without cause, or resignation by the employee for good reason prior to a change in control, Mr. Monson would receive two times his base salary plus target bonus and each of Messrs. Callaghan and Restrepo would receive two times his base salary, each payable in a lump sum, and all of each of the employee’s equity awards would immediately vest. If the employee’s employment terminates for any reason other than for cause or voluntary resignation, he would receive his unpaid cash bonus, if any, earned and accrued with respect to the preceding year. All severance payments to which the employees are entitled to under their new employment agreement are in addition to those benefits they are entitled to under Seitel’s Retention Bonus Program For Key Employees (as adopted September 8, 2006).

In addition, on February 16, 2007, Phil Livingston was elected to the Board of Directors of Seitel.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Effective upon the closing of the Merger, Seitel’s certificate of incorporation was amended and restated in its entirety and its bylaws were amended in their entirety in accordance with the terms of the Merger Agreement, so that they read, in the case of the certificate of incorporation, substantially and in all material respects as set forth in Exhibit A to the Merger Agreement, and in the case of the bylaws, in their entirety as set forth in Exhibit B to the Merger Agreement.

Item 8.01	Other Events

On February 14, 2007, the previously disclosed tender offer and consent solicitation of Merger Sub with respect to Seitel’s outstanding 11.75% Senior Notes due 2011 was completed. The tender offer expired at 12:00 midnight, New York City time, on Tuesday, February 13, 2007 (the “Expiration Time”). Merger Sub accepted for purchase all of the $187 million aggregate principal amount of Notes tendered, representing approximately 98.94% of the total principal amount outstanding.

As previously announced, as a result of the receipt of the requisite amount of consents in connection with Merger Sub’s tender offer and consent solicitation, the Company, the subsidiary guarantors party thereto and LaSalle Bank National Association, as trustee, entered into a Supplemental Indenture (“Supplemental Indenture”), dated as of January 31, 2007, which, became operative upon our acceptance of the Notes for purchase, thereby amending the original indenture dated as of July 2, 2004, relating to the Notes (the “Original Indenture”). Upon becoming operative, the Supplemental Indenture eliminated substantially all of the restrictive covenants and certain events of default contained in the Original Indenture and modified the defeasance and other provisions contained in the Original Indenture. The $2.0 million aggregate principal amount of 11.75% Senior Notes due 2011 that were not tendered in the tender offer remain outstanding under the terms of the Original Indenture, as amended by the Supplemental Indenture.

A copy of the Supplemental Indenture was filed as Exhibit 4.1 to Seitel’s Current Report on Form 8-K filed February 2, 2007 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit 2.1	Agreement and Plan of Merger, dated as of October 31, 2006, among Seitel, Inc., Seitel
Holdings, LLC and Seitel Acquisition Corp. (incorporated by reference from Exhibit 2.1 to the current report on Form 8-K, as filed with the SEC on November 2, 2006)

Exhibit 4.4	Supplemental Indenture, dated as of January 31, 2007, by and among Seitel, Inc., the subsidiary guarantors party thereto, and LaSalle Bank National Association, as trustee (incorporated by reference from Exhibit 2.1 to the current report on Form 8-K, as filed with the SEC on November 2, 2006)

*Exhibit 99.1	Press release dated February 14, 2007

*	Filed herewith

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 16, 2007	SEITEL, INC.

	By:	/s/ Robert D. Monson
Robert D. Monson
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of October 31, 2006, among Seitel, Inc., Seitel Holdings, LLC and Seitel Acquisition Corp. (incorporated by reference from Exhibit 2.1 to the current report on Form 8-K, as filed with the SEC on November 2, 2006)

4.4	Supplemental Indenture, dated as of January 31, 2007, by and among Seitel, Inc., the subsidiary guarantors party thereto, and LaSalle Bank National Association, as trustee (incorporated by reference from Exhibit 2.1 to the current report on Form 8-K, as filed with the SEC on November 2, 2006)

*99.1	Press release dated February 14, 2007

*	Filed herewith